EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ORBIT INTERNATIONAL CORP. REPORTS 2014 FIRST QUARTER RESULTS

Hauppauge, New York, May 8, 2014 - Orbit International Corp. (NASDAQ:ORBT) today announced results for the first quarter ended March 31, 2014.

First Quarter 2014 vs. First Quarter 2013
•	Net sales were $5,007,000, as compared to $6,447,000.
•	Gross margin was 30.0%, as compared to 38.6%.
•	Net loss was $1,062,000 ($0.24 loss per share), as compared to a net loss of $80,000 ($0.02 loss per share). The increase in net loss was attributable to lower revenue and profitability from both our Electronics and Power Groups.
•	Net loss for the first quarter of 2014 includes a $728,000 operating loss associated with the consolidation of our Quakertown facility into our Hauppauge, NY facility. Beginning June 2014, we will no longer be incurring any costs associated with our Quakertown facility.
•	Earnings before interest, taxes, depreciation and amortization and stock based compensation (EBITDA, as adjusted) was a loss of $761,000 ($0.17 loss per share), as compared to earnings of $59,000 ($0.01 per diluted share).

Mitchell Binder, President & Chief Executive Officer, stated, “In the first quarter of 2014 we continued our efforts to restructure our business to significantly reduce our costs in order to offset the effect of challenging industry conditions.  We have taken advantage of two expiring leases and since April 1, 2014 our ICS facility is operating out of a 4,500 square foot facility compared to its underutilized 23,000 square foot facility.  In addition, we are near completing the consolidation of our Quakertown facility into our Hauppauge, NY facility.

“With respect to this consolidation:
•	Our 2014 first quarter loss reflects a $728,000 operating loss from our Quakertown facility, which included $161,000 in accelerated non-cash depreciation and amortization expense. All leasehold improvements at our Quakertown facility were fully amortized as of March 31, 2014.
•	We kept the majority of our workforce in Quakertown through the end of March to complete the manufacturing of certain WIP inventory and to assist in the transfer of assets to our Hauppauge facility. A smaller staff was kept through April 30, 2014 to complete engineering efforts and the transfer of assets.
•	All inventories and equipment have been transferred from Quakertown to our Hauppauge facility and new contracts for TDL received since the beginning of 2014 are now being manufactured in our Hauppauge operation.
•	We will no longer be incurring any costs from our Quakertown operation beginning June 2014. We should begin benefitting from the approximately $2 million in annual cost savings from the Quakertown facility starting in the 2014 third quarter, although these savings will be partially offset by lower revenues due to general business conditions.”

Mitchell Binder, added, “Our operating performance for the first quarter of 2014 continued to be affected by challenging business conditions in the defense industry, which have been particularly difficult for small defense subcontractors such as Orbit. We reported an operating loss at our ICS subsidiary and reduced profitability from our Power Group as a result of lower revenues. We expect operating performance at our Power Group, which had been a significant contributor to our profitability for the last several years, to improve beginning in the second quarter of 2014.”

Mr. Binder continued, “Our 2014 first quarter gross margin of 30.0% was affected by the costs related to the consolidation of our Quakertown and Hauppauge facilities and by reduced sales at our Power Group.  Exclusive of the Quakertown operation, our gross margin was 35.1%, which was lower than recent historical standards. Nevertheless, our cost cutting measures give us the confidence that our margins will improve due to our operating leverage as business improves. That said, we still expect that the benefit of our significant cost cutting measures will be offset somewhat due to continued reduced revenues as we remain cautious that budget constraints have affected the timing and values of our expected legacy awards.”

Mr. Binder added, “Our backlog at March 31, 2014 was $9.6 million as compared to $10.1 million at December 31, 2013 due principally to reduced backlog at our ICS subsidiary.  Our March 31, 2014 backlog for the remainder of our Electronics Group and our Power Group was comparable to the backlog at 2013 year end.”

David Goldman, Chief Financial Officer, noted, “Our financial condition remains strong.  At March 31, 2014, total current assets were approximately $17.0 million versus total current liabilities of approximately $1.95 million for an 8.7 to 1 current ratio. Cash, cash equivalents and marketable securities as of March 31, 2014, aggregated approximately $1.7 million. To offset future federal and state taxes resulting from profits, we have approximately $8 million and $7 million in available federal and state net operating loss carryforwards, respectively, which should enhance future cash flow. We anticipated the operating loss for the current quarter when we recently negotiated the amendment to our banking agreement with our primary lender.  Consequently, we were in compliance with our financial covenants at March 31, 2014 and as a result our Line of Credit was reclassified as a non-current liability at March 31, 2014.”

Mr. Goldman added, “During the quarter, we continued to pay down our debt and repurchase our shares.  Since January 1, 2012, we have repurchased in excess of 368,000 shares of our stock in the marketplace at an average price of $3.55 per share.  Our tangible book value at March 31, 2014 was $3.09 as compared to $3.32 per share at December 31, 2013 (this does not include any value for the potential deferred tax asset from our operating loss carryforwards that could offset future taxable income).”

Mr. Binder concluded, “We are confident that our new VPX technologies will gain traction in the marketplace.  Our industry-leading VPXtra power supplies, GUI driven health monitors as well as backplanes and related items can be found on our recently launched web portal - vmevpx.com.  Additionally, our Instrument Division currently has three new products going through a qualification stage with existing customers.  We hope this new business will be added to our existing legacy business although the timing of awards, particularly in this environment, remains uncertain.  We continue to operate our business in a very conservative manner and remain very cautious of challenging business conditions.  We will continue our efforts to reduce costs, improve our operating margins and develop new products to layer onto our legacy business.”

Orbit International Corp., through its Electronics Group, is involved in the manufacture of customized electronic components and subsystems for military and nonmilitary government applications through its production facility in Hauppauge, New York and designs and manufactures combat systems and gun weapons systems, provides system integration and integrated logistics support and documentation control at its facility in Louisville, Kentucky.  The Power Group, through its Behlman Electronics, Inc. subsidiary, manufactures and sells high quality commercial power units, AC power sources, frequency converters, uninterruptible power supplies and inverters. The Behlman COTS division designs, manufactures and sells highly reliable power units for industrial and military applications.

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company including, statements regarding our expectations of Orbit’s operating plans, deliveries under contracts and strategies generally; statements regarding our expectations of the performance of our business; expectations regarding costs and revenues, future operating results, additional orders, future business opportunities and continued growth, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although Orbit believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond Orbit International's ability to control or predict.  Important factors that may cause actual results to differ materially and that could impact Orbit International and the statements contained in this news release can be found in Orbit's filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K, annual reports on Form 10-K and its other periodic reports.  For forward-looking statements in this news release, Orbit claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Orbit assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT	or	Investor Relations Counsel
Mitchell Binder		Lena Cati
President & Chief Executive Officer		212-836-9611
631-435-8300		The Equity Group Inc.

(See Accompanying Tables)

Orbit International Corp.
Consolidated Statements of Operations
 (in thousands, except per share data)

	Three Months Ended March 31, (unaudited)
	2014	2013

Net sales	$5,007	$6,447

Cost of sales	3,507	3,956

Gross profit	1,500	2,491

Selling general and administrative expenses	2,543	2,531

Interest expense	11	17

Investment and other (income)	(10)	(3)

Loss before income taxes	(1,044)	(54)

Income taxes	18	26

Net loss	$(1,062)	$(80)

Basic loss per share	$(0.24)	$(0.02)

Diluted loss per share	$(0.24)	$(0.02)

Weighted average number of shares outstanding:
Basic	4,379	4,487
Diluted	4,379	4,487

Orbit International Corp.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2014		2013

EBITDA (as adjusted) Reconciliation
Net loss		$(1,062)	$(80)
Interest expense		11	17
Income tax expense		18	26
Depreciation and amortization		246	68
Stock based compensation		26	28
EBITDA (as adjusted) (1)		$(761)	$59

EBITDA (as adjusted) Per Basic and Diluted Share Reconciliation
Net loss		$(0.24)	$(0.02)
Interest expense		0.00	0.00
Income tax expense		0.00	0.01
Depreciation and amortization		0.06	0.01
Stock based compensation		0.01	0.01
EBITDA (as adjusted) per basic and diluted share (1)	$	(0.17)	$0.01

(1)	The EBITDA (as adjusted) tables presented are not determined in accordance with accounting principles generally accepted in the United States of America. Management uses EBITDA (as adjusted) to evaluate the operating performance of its business. It is also used, at times, by some investors, securities analysts and others to evaluate companies and make informed business decisions. EBITDA (as adjusted) is also a useful indicator of the income generated to service debt. EBITDA (as adjusted) is not a complete measure of an entity's profitability because it does not include costs and expenses for interest, depreciation and amortization, income taxes and stock based compensation. EBITDA (as adjusted) as presented herein may not be comparable to similarly named measures reported by other companies.

	Three Months Ended March 31,
Reconciliation of EBITDA, as adjusted, to cash flows (used in) provided by operating activities (1)	2014	2013

EBITDA (as adjusted)	$(761)	$59)
Interest expense	(11)	(17)
Income tax expense	(18)	(26)
Bond amortization	(2)	1
Gain (loss) on sale of marketable securities	(3)	2
Net change in operating assets and liabilities	(60)	1,372
Cash flows (used in) provided by operating activities	$(855)	$1,391

Orbit International Corp.
Consolidated Balance Sheets

	March 31, 2014 (unaudited)	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$1,464,000	$2,562,000
Investments in marketable securities	239,000	243,000
Accounts receivable, less allowance for doubtful accounts	3,267,000	2,981,000
Inventories	11,783,000	11,803,000
Other current assets	263,000	264,000

Total current assets	17,016,000	17,853,000

Property and equipment, net	761,000	975,000
Goodwill	868,000	868,000
Other assets	40,000	35,000

Total assets	$18,685,000	$19,731,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Note payable-bank	$-	$2,100,000
Accounts payable	582,000	510,000
Liability associated with non-renewal of senior officer contract	32,000	36,000
Accrued expenses	1,004,000	1,149,000
Income tax payable	34,000	25,000
Customer advances	298,000	17,000

Total current liabilities	1,950,000	3,837,000

Note payable-bank	1,970,000	-
Liability associated with non-renewal of senior officer contract, net of current portion	1,000	4,000

Total liabilities	3,921,000	3,841,000

Stockholders’ Equity
Common stock	523,000	523,000
Additional paid-in capital	22,850,000	22,824,000
Treasury stock	(2,225,000)	(2,133,000)
Accumulated other comprehensive loss	(3,000)	(5,000)
Accumulated deficit	(6,381,000)	(5,319,000)

Stockholders’ equity	14,764,000	15,890,000

Total liabilities and stockholders’ equity	$18,685,000	$19,731,000